Cimarex Announces Third-Quarter Production Volumes and Provides Operations Update

DENVER, Oct. 27 /PRNewswire-FirstCall/ -- Cimarex Energy Co. (NYSE: XEC) today announced third-quarter production volumes averaged 600.0 million cubic feet equivalent per day (59% gas and 41% natural gas liquids and oil).  Average daily equivalent production was comprised of 352.5 million cubic feet of gas, 14,843 barrels of natural gas liquids and 26,407 barrels of oil.

Third-quarter 2010 production grew 36% from the third-quarter 2009 average of 441.5 MMcfe/d.   The year-over-year production increase reflects solid drilling results in western Oklahoma Cana-Woodford shale, Permian Basin and southeast Texas Gulf Coast.

Third-quarter 2010 realized prices (excluding the impact of commodity hedges) are expected to be $4.48 per thousand cubic feet of gas, $31.73 per barrel of natural gas liquids and $73.20 per barrel of oil.  Cimarex also received $14.6 million on gas collars and swaps in the third-quarter.

Cimarex will release its third-quarter 2010 financial results on Wednesday, November 3, 2010, before the market opens.

Exploration and Development Activity

Cimarex drilled and completed 152 gross (91.9 net) wells in the first nine months of 2010, of which 143 gross (85.7 net) were successful.  At quarter-end 42 gross (22.1 net) wells were in the process of being completed or were awaiting completion.

Mid-Continent

Cimarex drilled and completed 80 gross (34.5 net) Mid-Continent wells during the first nine months of 2010, of which 77 gross (33.3 net) were successful.  At quarter-end, 24 gross (7.7 net) wells were in the process of being completed or were awaiting completion.  Third-quarter 2010 Mid-Continent production averaged 262.8 MMcfe/d versus a third-quarter 2009 average of 208.8 MMcfe/d.

In the western Oklahoma, Cana-Woodford shale play, Cimarex drilled and completed 57 gross (23.9 net) wells during the first three quarters of 2010. At quarter-end 24 gross (7.7 net) wells were being completed or awaiting completion in this area.

Since the Cana-Woodford drilling began in late 2007, Cimarex has participated in 146 gross (57.9 net) wells.  Of total wells, 111 gross (45.6 net) were on production at quarter-end and the remainder were either drilling or awaiting completion.  Third-quarter 2010 net production from the Cana play averaged 84 MMcfe/d versus the third-quarter 2009 average of 28 MMcfe/d.

Texas Panhandle drilling in the first nine months of 2010 totaled 11 gross (7.3 net) wells: nine Granite Wash and two Morrow.  Third-quarter drilling included the George 11-3H (32% working interest), a horizontal Granite Wash well in southern Hemphill County, which was brought on production in late September, averaging 12.5 MMcfe/d (11.3 MMcf/d of gas and 200 barrels per day of oil) for the first-25 days.

Cimarex currently has eleven operated rigs running in the Mid-Continent; nine in the Cana-Woodford, one in the Texas Panhandle and one in southern Oklahoma.

Permian Basin

In the first three quarters of 2010 Cimarex drilled and completed 61 gross (47.1 net) Permian Basin wells, 95% of which were completed as producers.  At quarter-end, 18 gross (14.4 net) wells were in the process of being completed or were awaiting completion. Third-quarter 2010 Permian production averaged 169.4 MMcfe/d versus a third-quarter 2009 average of 152.1 MMcfe/d.

Drilling principally occurred in southeast New Mexico, mainly targeting Bone Spring, Abo and Paddock formations.

Recent horizontal Bone Spring wells brought on production include the KHC 33-26 2H (96% working interest) at 1,050 barrels equivalent per day (Boe/d), Irwin 13 Federal 1H (100% working interest) at 1,010 Boe/d and Penny Pincher 21 Federal 1H (78% working interest) at 650 Boe/d. Third-quarter Abo horizontal oil wells include the Franklin 18 Federal Com 4H (81% working interest) at 510 Boe/d and the Ticonderoga 16 State Com 4H (100% working interest) at 325 Boe/d.  All individual well rates are 30-day gross averages.

Cimarex has 12 operated rigs running in the Permian Basin.

Gulf Coast

Southeast Texas drilling for the first three quarters of 2010 totaled ten gross (9.3 net) wells, of which eight (7.3 net) wells were successful.  Third-quarter 2010 Gulf Coast production volumes averaged 166.8 MMcfe/d as compared to 78.2 MMcfe/d in the third quarter of 2009.

This year's Gulf Coast drilling has primarily been near Beaumont in Jefferson County, Texas where eight gross (7.3 net) wells have been drilled of which seven gross (6.3 net) wells were successful.  In this area, the J.B. Gordon #1, a higher-risk deeper target, was unsuccessful.  The well is being side-tracked targeting a shallower objective.  Cimarex has a strong inventory of 3D seismically identified deep targets and higher chance of success shallower prospects.

Cimarex will release third-quarter 2010 financial results before the market opens on Wednesday, November 3, 2010.  Cimarex will also host a conference call that day at 11:00 a.m. Mountain Time (1:00 p.m. Eastern Time).  To access the live, interactive call, please dial (877) 789-9039 and reference call ID # 16382644 ten minutes before the scheduled start time.  A digital replay will be available for one week following the live broadcast at (800) 642-1687 and by using the conference ID # 16382644.  The listen-only web cast of the call will be accessible via www.cimarex.com.

About Cimarex Energy

Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent, Permian Basin and Gulf Coast areas of the U.S.

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are more fully described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

CONTACT: Mark Burford, Director of Capital Markets of Cimarex Energy Co., +1-303-295-3995